New York Office:

805 Third Avenue

New York, NY 10022

212.838.5100

www.rbsmllp.com

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 (Registration No. 333-280655) on July 2, 2024 (the “2024 Registration Statement”) pursuant to and in accordance with the requirements of Form S-8 for the purpose of registering under the Securities Act of 1933, shares of its common stock issuable to employees, officers, directors, consultants and advisors of the Company under the NextPlat Corp 2021 Incentive Award Plan (the “Plan”), of our report dated March 21, 2025 relating to the consolidated financial statements of NextPlat Corp as of and for the years ended December 31, 2024 and 2023 included in its Annual Report (Form 10-K) for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

New York, NY

June 10, 2025